Exhibit 99.1

AMEX Accepts NovaDel Pharma’s Plan to Regain Compliance with Continued Listing Standards

Flemington, NJ – August 6, 2008 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, today announced that the American Stock Exchange (AMEX) has accepted the Company’s plan to regain compliance with continued listing standards of the AMEX. The Company’s plan was submitted in response to a letter from AMEX received by the Company on May 14, 2008, which informed the Company that it was not in compliance with Section 1003(a)(iii) of the AMEX Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and Section 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the AMEX, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

The Company submitted a plan of compliance to AMEX on June 12, 2008 and has engaged in discussions with the AMEX since then. On July 30, 2008, AMEX notified the Company that the AMEX had completed its review of the Company’s proposed plan of compliance and supporting documentation and has determined that, although the Company is not in compliance with the continued listing standards of the AMEX, the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the plan periods, which completion dates are November 14, 2008 with respect to Section 1003(a)(iv) and November 16, 2009 with respect to Section 1003(a)(iii). Therefore, the AMEX is continuing the Company’s listing pursuant to an extension, subject to certain conditions. The Company will be subject to periodic review by the AMEX during the plan periods and must continue to provide the AMEX with updates in conjunction with the initiatives of the plan as appropriate or upon request, and failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from the AMEX.

There can be no assurance that the Company will be able to make progress consistent with the Company’s plan to regain compliance with AMEX's continued listing standards in a timely manner, or at all.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, our ability to continue to comply with other continued listing standards and our ability to effect a reverse stock split, and other risks detailed from time to time in the SEC reports of NovaDel, including our most recent Annual Report on Form 10-K, as amended. These forward-looking statements speak only as of the date hereof. NovaDel disclaims any obligation to update these forward-looking statements. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K, as amended, and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Q1, 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACT:

Michael E. Spicer

(908) 782-3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com